FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity California Municipal Trust

Series Number	3
Fund	Fidelity California Short-Intermediate Tax-Free Bond Fund
Trade Date	January 7, 2009
Settle Date	January 15, 2009
Security Name	CA DWR 5% 5/1/21
CUSIP	13066YPH6
Aggregate Offering Value	$149,570,000
Price	102.08
Transaction Value	$1,475,056
% of Offering	0.97%
Underwriter Purchased From:	J.P. Morgan Securities Inc.
Underwriting Members: (1)	J.P. Morgan
Underwriting Members: (2)	Barclays Capital
Underwriting Members: (3)	Fidelity Capital Markets Services
Underwriting Members: (4)	Morgan Stanley & Co. Incorporated
Underwriting Members: (5)	Citi
Underwriting Members: (6)	Great Pacific Securities
Underwriting Members: (7)	Nollenberger Capital Partners
Underwriting Members: (8)	De La Rosa & Co.
Underwriting Members: (9)	Morgan Keegan & Co., Inc.
Underwriting Members: (10)	Prager, Sealy & Company, LLC